Exhibit 99.5

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S  R E L E A S E
For Immediate Release
Thursday, June 17, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES
FINAL RESULTS OF TENDER OFFER

COLTON, California (June 17, 2004) — Stater Bros. Holdings Inc. (“Stater Bros.” or the “Company”) announced today the expiration of its previously announced tender offer and consent solicitation (the “Offer”) for any and all of its outstanding $449,750,000 million aggregate principal amount of 10-3/4% Senior Notes due 2006, CUSIP No. 857555AH9 (the “Notes”).

A total of approximately $397.8 million, or approximately 88.5%, aggregate principal amount of the outstanding Notes were tendered prior to the expiration date. The Company has accepted and paid for all Notes tendered pursuant to the Offer. The proposed amendments to the indenture governing the Notes, which eliminated substantially all of the restrictive covenants contained in such indenture, became operative today.

Stater Bros. engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offer.

Company Information

Stater Bros. Holdings Inc., located in Colton, California, is a leading supermarket chain in Southern California and operates 158 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary (“Markets”). Markets also owns and operates Santee Dairies. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers a high level of customer service and broad selections of grocery, meat, produce and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale. For more information on Stater Bros. Holdings Inc., please visit Stater Bros’ website at http://www.staterbros.com.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 67 YEARS

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